Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-195880) on Form S-3 (the “Registration Statement”) of Approach Resources Inc. (the “Company”) of our reports dated February 26, 2015 relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

March 6, 2015